Exhibit 10.2

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is made and entered into on October 22, 2015, by and between Emerald Oil, Inc., a Delaware corporation (the “Company”), ZP Master Utility Fund, Ltd. (“ZP Master”) and P Zimmer Ltd. (P Zimmer Ltd., collectively with ZP Master, the “Holder”) of 2.00% Convertible Senior Notes due 2019 (the “Convertible Notes”) issued by the Company.

RECITALS

WHEREAS, the Holder currently holds $16,500,000 principal amount of the Convertible Notes;

WHEREAS, the Holder desires to exchange $3,000,000 of its Convertible Notes, at the rate of $500.00 per $1,000.00 of principal amount to be exchanged (the “Exchange Notes”), for shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), on the terms and conditions set forth in this Agreement (the “Exchange”);

WHEREAS, the Company desires to issue to the Holder that number of shares of the Company’s Common Stock determined as set forth in Section 1.1(b) below in exchange for the Convertible Notes in the Exchange;

NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Exchange

Section 1.1          Exchange and Sale of Convertible Notes for Common Stock.

(a)         Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as defined herein), the Company shall issue, subject to Section 1.1(d) and Section 1.2 hereof, to the Holder, and the Holder agrees to accept from the Company, the number of shares of Common Stock determined in accordance with the terms of subsection (b) hereof in exchange for the Exchange Notes.

(b)         On the Closing Date, the Holder will receive a final number of shares of Common Stock determined as set forth below plus a cash payment representing any unpaid interest on the Exchange Notes being exchanged that has accrued through the Closing Date. The number of shares of Common Stock issued to the Holder in exchange for the Exchange Notes pursuant to the terms of this Agreement is referred to herein as the “Exchange Shares.” The Exchange Shares shall equal the principal amount of Exchange Notes to be exchanged at a conversion price of $500.00 per $1,000 of Exchange Notes, divided by the “Share Price” (as defined below), rounded down to the nearest whole share.

(c)         Definitions. For purposes of this Exchange Agreement:

(i) “Share Price” means the 85% of the arithmetic average of the daily VWAPs over the Averaging Period.

(ii) “VWAP” means for each of the fifteen (15) consecutive Trading Days during the Averaging Period, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “EOX equity AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such Trading Day determined, using a volume weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company and Holder). The volume weighted average price used for purposes of the VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session hours.

(iii) “Averaging Period” means the fifteen (15) consecutive Trading Day period beginning on October 23, 2015 and ending after the scheduled close of trading on November 12, 2015 (assuming that no Market Disruption Event occurs between October 23, 2015 and November 12, 2015).

(iv) “Trading Day” means a day on which (i) there is no Market Disruption Event (as defined below), and (ii) trading in the Company’s securities generally occurs on the New York Stock Exchange.

(v) “Market Disruption Event” means the occurrence or existence on any Scheduled Trading Day (as defined below) for the Common Stock of any suspension or limitation imposed on trading of the Common Stock (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Stock, and such suspension or limitation occurs or exists throughout the 30 minutes prior to the closing time of the relevant exchange on such day.

(vi) “Scheduled Trading Day” means a day that is regularly scheduled Trading Day of the New York Stock Exchange.

(d)         The Company and the Holder agree that the amount of the Exchange Notes being exchanged pursuant to this Agreement shall automatically be reduced (in multiples of $1,000) so that the Company shall not issue Common Stock in Exchange for the Exchange Notes, to the extent that after giving effect to such Exchange, the Holder (together with the Holder’s affiliates or any other person deemed to be a member of a Section 13(d)(3) group with the Holder with respect to Common Stock of the Company) would beneficially own in excess of 9.9% of the Common Stock outstanding immediately after giving effect to such Exchange. The Holder acknowledges that as a result of this restriction, the number of shares that may be issued upon the Exchange may change depending upon changes in the outstanding shares of Common Stock.  Immediately prior to the settlement of the Exchange, the Holder shall certify the number of shares of Common Stock that it beneficially owns (including through other derivative securities) and the shares of Common Stock beneficially owned by the Holder’s affiliates and any other person with whom it may have formed a Section 13(d)(3) “group.”  Any portion of the Convertible Notes not exchanged due to the above limitations will remain outstanding.

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(e)         Upon execution of the Agreement, the Company will promptly make a public announcement regarding the Exchange. Following such announcement, the Confidentiality Agreement between the Company and Zimmer Partners, L.P., dated October 7, 2015, shall be terminated and of no further effect.

Section 1.2          Cancellation of Convertible Notes.  Pursuant to the Indenture dated as of March 24, 2014 between the Company and U.S. Bank National Association, as Trustee, governing the Convertible Notes (the “Indenture”), the Holder hereby agrees that the aggregate principal amount and all accrued unpaid interest on the Exchange Notes shall be cancelled on the completion of the Exchange. The Holder acknowledges that the cancellation of the Exchange Notes shall have the effects specified in the Indenture.

Section 1.3          Section 3(a)(9) Exchange.  In consideration of and for the Exchange, the Company agrees to issue to the Holder the Exchange Shares. The issuance of the Exchange Shares to the Holder will be made without registration of such Exchange Shares under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”), in reliance upon the exemption therefrom provided by Section 3(a)(9) of the Securities Act. The Holder acknowledges that the Company is relying upon the truth and accuracy of, and the Holder’s compliance with, its representations, warranties, agreements, acknowledgments and understandings set forth herein in order to determine the availability of such exemptions and the eligibility of the Holder for the Exchange.

Section 1.4          Closing Mechanics.  The closing of the transactions contemplated by this Agreement shall occur on 9:00 a.m., Mountain Standard Time, on November 13, 2015 or at such other time on the same date or such other date as the parties may agree in writing (such time and date, the “Closing Date”). Prior to the Closing Date, Holder shall instruct its broker or other participant in the Fast Automated Securities Transfer Program of The Depository Trust Company (“DTC”) to transfer and deliver the Exchange Notes to the Trustee for purposes of cancellation. On the Closing Date, the Company will deliver the shares of Common Stock to be issued in the Exchange to the transfer agent of the Company to be transmitted to the Holder by crediting the account of Holder’s prime broker with DTC through DTC’s Deposit/Withdrawal at Custodian (“DWAC”) program.

Section 1.5          Conditions to Closing.

(a)         The obligation of the Holder hereunder to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Holder’s sole benefit and may be waived by the Holder at any time in its sole discretion by providing the Company with prior written notice thereof:

(i)         The Company shall have caused its transfer agent to credit to Holder or its designee the Exchange Shares;

(ii)        The Company shall have submitted an additional share listing application for the Exchange Shares with the NYSE MKT on or prior to the Closing Date and shall cause the Exchange Shares to be approved by the NYSE MKT for listing on the Closing Date or as soon as practicable thereafter; and

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(iii)       The representations and warranties of the Company in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date and the Company has complied in all material respects with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date.

(b)         The obligation of the Company hereunder to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the Holder with prior written notice thereof:

(i)         The Holder shall have delivered, or caused to be delivered, to the Company (x) the Exchange Notes being exchanged pursuant to this Agreement in accordance with the written instructions of the Company and (y) all documentation related to the right, title and interest in and to all of the Exchange Notes, and whatever documents of conveyance or transfer may be necessary or reasonably desirable to transfer to and confirm in the Company all right, title and interest in and to (free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto) the Exchange Notes.

(ii)        The representations and warranties of the Holder in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date and that the Holder shall have complied in all material respects with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date.

ARTICLE II

Representations and Warranties of the Holder

The Holder hereby makes the following representations and warranties, each of which is true and correct on the date hereof and the Closing Date and shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein:

Section 2.1          Existence and Power.

(a)         The Holder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

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(b)         The execution of this Agreement by the Holder and the consummation by the Holder of the transactions contemplated hereby do not and will not constitute or result in a breach, violation, conflict or default under any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license to which the Holder is a party, whether written or oral, express or implied, or any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Holder or on the part of any other party thereto or cause the acceleration or termination of any obligation or right of the Holder, except for such breaches, conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the Holder to perform its obligations hereunder. As used in this Agreement, the term “Material Adverse Effect” shall mean a material adverse effect on the business, condition (financial or otherwise), properties or results of operations of the party, or an event, change or occurrence that would materially adversely affect the ability of the party to perform its obligations under this Agreement which would limit the Holder’s power to transfer the Exchange Notes hereunder.

Section 2.2          Valid and Enforceable Agreement; Authorization.  This Agreement has been duly executed and delivered by the Holder and constitutes a legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity.

Section 2.3          Title to Exchange Notes.  The Holder has good and valid title to the Exchange Notes in the aggregate principal amount set forth in the recitals to this Agreement, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto. The Holder has not, in whole or in part, (i) assigned, transferred, hypothecated, pledged or otherwise disposed of the Exchange Notes or its rights in such Exchange Notes, or (ii) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to such Exchange Notes which would limit the Holder’s power to transfer the Exchange Notes hereunder.

Section 2.4          Investment Decision.  The Holder is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and was not organized for the purpose of acquiring the Exchange Shares. The Holder is knowledgeable, sophisticated and experienced in business and financial matters and has previously invested in securities similar to the Exchange Shares. The Holder is able to bear the economic risk of its investment in the Exchange Shares and is presently able to afford the complete loss of such investment.

The Holder (or its authorized representative) has had the opportunity to review the Company’s filings with the Securities and Exchange Commission (the “Commission”), including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2014; the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015; the Company’s current reports on Form 8-K filed on January 30, 2015, February 2, 2015, February 11, 2015, March 10, 2015, April 2, 2015, May 4, 2015, May 11, 2015, May 18, 2015, May 20, 2015, May 21, 2015, May 29, 2015, June 11, 2015, August 3, 2015, August 5, 2015, October 2, 2015 and October 13, 2015; and the Company’s Proxy Statement filed on April 24, 2015 (all of such filings with the Commission referred to, collectively, as the “SEC Documents”). The Holder has had such opportunity to ask questions of the Company and its representative and to obtain from representatives of the Company such information as is necessary to permit it to evaluate the merits and risks of its investment in the Company. The Holder has independently, without reliance upon any representatives of the Company and based on such information as the Holder deemed appropriate, made its own analysis and decision to enter into this Agreement. The Holder has had the opportunity to consult with its accounting, tax, financial and legal advisors to be able to evaluate the risks involved in the Exchange pursuant hereto and to make an informed investment decision with respect to such exchange.

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The Holder acknowledges that the Company is relying on the truth and accuracy of the foregoing representations and warranties in the offering of the Exchange Shares to the Holder without having first registered the Exchange Shares under the Securities Act.

Section 2.5          Affiliate Status.  The Holder is not, and has not been during the preceding three months, an “affiliate” of the Company as such term is defined in Rule 144 under the Securities Act.

Section 2.6          Professional Advice.  With respect to the tax, accounting and other economic considerations involved in the Exchange, the Holder is not relying on the Company or any of its affiliates, and the Holder has carefully considered and has, to the extent the Holder believes such discussion is necessary, discussed with the Holder’s professional legal, tax, accounting and financial advisors the implications of the Exchange for the Holder’s particular tax, accounting and financial situation.

Section 2.7          No Solicitation.  The Holder was not solicited by anyone on behalf of the Company to enter into this transaction.

ARTICLE III

Representations, Warranties and Covenants of the Company

The Company hereby makes the following representations, warranties, and covenants each of which is true and correct on the date hereof and shall survive the date of the Closing and the transactions contemplated hereby to the extent set forth herein.

Section 3.1          Existence and Power.

(a)         The Company is duly incorporated, validly existing and in good standing under the laws of Delaware, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and consummate the transactions contemplated hereby.

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(b)         The execution of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (i) does not require the consent, approval, authorization, order, registration or qualification of, or filing with, any governmental authority or court, or body or arbitrator having jurisdiction over the Company, other than the NYSE MKT and DTC; and (ii) does not and will not constitute or result in a breach, violation or default under any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, or with the certificate of incorporation or bylaws of the Company, or any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Company or on the part of any other party thereto or cause the acceleration or termination of any obligation or right of the Company or any other party thereto, except for such breaches, violations or defaults which would not reasonably be expected to, singly or in the aggregate, result in a Material Adverse Effect (as defined above) on the ability of the Company to perform its obligations hereunder.

Section 3.2          Valid and Enforceable Agreement; Authorization.  This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity.

Section 3.3          Valid Issuance of the Exchange Shares.  The Exchange Shares, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under applicable federal and state securities laws and liens or encumbrances created by or imposed by the Holder. Assuming the accuracy of the representations of the Holder in Article II of this Agreement, the Exchange Shares will be issued in compliance in all material respects with all applicable federal and state securities laws. The Company has a sufficient number of authorized and unissued shares of Common Stock to consummate the Exchange.

ARTICLE IV

Miscellaneous Provisions

Section 4.1          Survival of Representations and Warranties.  The agreements of the Company, as set forth herein, and the respective representations and warranties of Holder and the Company as set forth herein in Articles 2 and 3, respectively, shall survive the Closing Date.

Section 4.2          Notice.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) with return receipt requested or sent by reputable overnight courier service (charges prepaid):

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(a)         if to the Holder, at its address as follows:

Zimmer Partners, LP

888 Seventh Avenue, 23rd Floor

New York, NY 10106

Attention:  General Counsel

(b)         if to the Company, at its address, as follows:

Emerald Oil, Inc.
200 Columbine, Suite 500
Denver, Colorado 80206
Attention: General Counsel

Each party hereto by notice to the other party may designate additional or different addresses for subsequent notices or communications. All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Section 4.3          Entire Agreement.  This Agreement and the other documents and agreements executed in connection with the Exchange embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.

Section 4.4          Assignment; Binding Agreement.  This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

Section 4.5          Counterparts.  This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

Section 4.6          Remedies Cumulative.  Except as otherwise provided herein, all rights and remedies of the parties under this Agreement are cumulative and without prejudice to any other rights or remedies available at law.

Section 4.7          Governing Law.  This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without reference to its conflicts of law rules.  Any right to trial by jury with respect to any action or proceeding arising in connection with this Agreement is hereby waived by the parties hereto.  The Company and the Holder agree that any suit or proceeding arising in respect of this Agreement will be tried exclusively in the U.S. District Court for the District of Delaware, and the Company and the Holder agree to submit to the jurisdiction of, and to venue in, such court.

Section 4.8          No Third Party Beneficiaries or Other Rights.  Nothing herein shall grant to or create in any person not a party hereto, or any such person’s dependents or heirs, any right to any benefits hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto.

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Section 4.9          Waiver; Consent.  This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto. No waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent otherwise agreed in writing, no waiver of any term, condition or other provision of this Agreement, or any breach thereof shall be deemed to be a waiver of any other term, condition or provision or any breach thereof, or any subsequent breach of the same term, condition or provision, nor shall any forbearance to seek a remedy for any noncompliance or breach be deemed to be a waiver of a party’s rights and remedies with respect to such noncompliance or breach.

Section 4.10        Word Meanings.  The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural, and vice versa, unless the context otherwise requires. The masculine shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

Section 4.11        No Broker.  Neither party has engaged any third party as broker or finder or incurred or become obligated to pay any broker’s commission or finder’s fee in connection with the transactions contemplated by this Agreement other than such fees and expenses for which that particular party shall be solely responsible.

Section 4.12        Further Assurances.  The Holder and the Company each hereby agree to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions, as either party may reasonably request in connection with the transactions contemplated by this Agreement.

Section 4.13        Costs and Expenses.  The Holder and the Company shall each pay their own respective costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, including, but not limited to, attorneys’ fees.

Section 4.14        Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 4.15        Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

HOLDER:

By:	/s Stuart J. Zimmer
Name: Stuart J. Zimmer
Title: Authorized Signatory, Investment Manager to ZP Master Utility Fund, Ltd. and P Zimmer Ltd.

EMERALD OIL, INC.

By:	/s/ McAndrew A. Rudisill
Name: McAndrew A. Rudisill
Title: Chief Executive Officer and President

Signature Page to Exchange Agreement

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